Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Manulife Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares	Other(2)	25,000,000(3)	$24.09(2)	$602,250,000(2)	0.00014760	$88,892.10

Total Offering Amounts					$602,250,000		$88,892.10

Total Fee Offsets							$0

Net Fee Due							$88,892.10

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Manulife Financial Corporation Stock Plan for Non-Employee Directors, the Executive Stock Option Plan and the Global Share Ownership Plan (as such plans may be amended from time to time, the “Plans”) to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions that result in an increase in the number of outstanding securities. Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans.

(2)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of computing the amount of the registration fee, on the basis of the average of the high and low prices of common shares of the Registrant (“Common Shares”), reported on the New York Stock Exchange on February 21, 2024, which is within five business days of this filing.

(3)	Represents 25,000,000 additional Common Shares for future issuance under the Plans.